SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant /X/
Filed by a Party other than the Registrant /_/

Check the appropriate box:

/_/ Preliminary Proxy Statement
/_/ Confidential, for Use of the Commission Only
    (as permitted by Rule 14a-6(e)(2))
/X/ Definitive Proxy Statement
/_/ Definitive Additional Materials
/_/ Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                               MOTHERS WORK, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

________________________________________________________________________________
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/ No Fee Required
/_/ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

1) Title of each class of securities to which transaction applies:

   _____________________________________________________________________________

2) Aggregate number of securities to which transaction applies:

   _____________________________________________________________________________

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

   _____________________________________________________________________________

4) Proposed maximum aggregate value of transaction:

   _____________________________________________________________________________

5) Total fee paid:

   _____________________________________________________________________________


/_/ Fee paid previously with preliminary materials.

/_/ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    1) Amount previously paid: _________________________________________________

    2) Form, Schedule or Registration Statement No.: ___________________________

    3) Filing party: ___________________________________________________________

    4) Date filed: _____________________________________________________________

                                     [LOGO]
                             456 NORTH FIFTH STREET
                        PHILADELPHIA, PENNSYLVANIA 19123

                           ---------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                JANUARY 22, 1999

                           ---------------------------

To the Stockholders of Mothers Work, Inc.:

     The Annual Meeting of Stockholders of Mothers Work, Inc., a Delaware corporation (the "Company") will be held at 9:00 a.m., local time, on January 22, 1999 at the Company's corporate headquarters, 456 North Fifth Street, Philadelphia, Pennsylvania, for the following purposes:

          1. To elect three directors of the Company;

          2. To ratify the appointment of Arthur Andersen LLP as independent auditors for the Company for the fiscal year ending September 30, 1999; and

          3. To transact such other business as may properly come before the meeting or any adjournments thereof.

     Only holders of the Common Stock at the close of business on December 15, 1998 are entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof. Such stockholders may vote in person or by proxy. The stock transfer books of the Company will not be closed. The accompanying form of proxy is solicited by the Board of Directors of the Company.

                                          By Order of the Board of Directors

                                          /s/ Dan W. Matthias
                                              ------------------------------
                                              Dan W. Matthias
                                              Chairman of the Board and
                                              Chief Executive Officer

     IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING. YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND IN PERSON, YOU ARE URGED TO COMPLETE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE SELF-ADDRESSED ENVELOPE, ENCLOSED FOR YOUR CONVENIENCE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IF YOU DECIDE TO ATTEND THE MEETING AND WISH TO VOTE IN PERSON, YOU MAY REVOKE YOUR PROXY BY WRITTEN NOTICE AT THAT TIME.

December 18, 1998

                                     [LOGO]
                             456 NORTH FIFTH STREET
                        PHILADELPHIA, PENNSYLVANIA 19123

                           ---------------------------

                                 PROXY STATEMENT
                                       FOR
                         ANNUAL MEETING OF STOCKHOLDERS
                                  TO BE HELD ON
                                JANUARY 22, 1999

                           ---------------------------

     This Proxy Statement, which is first being mailed to stockholders on approximately December 18, 1998, is furnished in connection with the solicitation by the Board of Directors of Mothers Work, Inc. (the "Company") of proxies to be used at the Annual Meeting of Stockholders of the Company (the "Annual Meeting"), to be held at 9:00 a.m. on January 22, 1999 at the Company's corporate headquarters, 456 North Fifth Street, Philadelphia, Pennsylvania, and at any adjournments or postponements thereof. If proxies in the accompanying form are properly executed and returned prior to voting at the meeting, the shares of the Company's Common Stock (the "Common Stock") represented thereby will be voted as instructed on the proxy. If no instructions are given on a properly executed and returned proxy, the shares of the Common Stock represented thereby will be voted for the election of the nominees for director named below, for the ratification of the appointment of Arthur Andersen LLP as independent auditors, and in support of management on such other business as may properly come before the Annual Meeting or any adjournments thereof. Any proxy may be revoked by a stockholder prior to its exercise upon written notice to the Secretary of the Company, by delivering a duly executed proxy bearing a later date, or by the vote of a stockholder cast in person at the Annual Meeting.

                                     VOTING

     Holders of record of the Common Stock on December 15, 1998 will be entitled to vote at the Annual Meeting or any adjournments or postponements thereof. As of that date, there were 3,608,747 shares of Common Stock outstanding and entitled to vote. The presence, in person or by proxy, of holders of Common Stock entitled to cast at least a majority of the votes which all holders of the Common Stock are entitled to cast will constitute a quorum for purposes of the transaction of business. Each share of Common Stock entitles the holder thereof to one vote on the election of the nominee for director and on any other matter that may properly come before the Annual Meeting. Stockholders are not entitled to cumulative voting in the election of directors. Directors are elected by the affirmative vote of a plurality of the votes of the shares entitled to vote, present in person or represented by proxy, and votes may be cast in favor of or withheld from each director nominee. Votes that are withheld from a director nominee will be excluded entirely from the vote for such nominee and will have no effect thereon. Abstentions and broker non-votes (described below) are counted in determining whether a quorum is present. Abstentions with respect to any proposal other than the election of directors will have the same effect as votes against the proposal, because approval requires a vote in favor of the proposal by a majority of the shares entitled to vote, present in person or represented by proxy. Broker non-votes, which occur when a broker or other nominee holding shares for a beneficial owner does not vote on a proposal because the beneficial owner has not checked one of the boxes on the proxy card, are not considered to be shares "entitled to vote" (other than for quorum purposes), and will therefore have no effect on the outcome of any of the matters to be voted upon at the Annual Meeting.

     The cost of solicitation of proxies by the Board of Directors will be borne by the Company. Proxies may be solicited by mail, personal interview, telephone or telegraph and, in addition, directors, officers and regular employees of the Company may solicit proxies by such methods without additional remuneration. Banks, brokerage houses and other institutions, nominees or fiduciaries will be requested to forward the proxy materials to beneficial owners in order to solicit authorizations for the execution of proxies. The Company will, upon request, reimburse such banks, brokerage houses and other institutions, nominees and fiduciaries for their expenses in forwarding such proxy materials to the beneficial owners of the Common Stock.

                             ELECTION OF DIRECTORS
                                  (PROPOSAL 1)

     The Company's Board of Directors is divided into three classes, with staggered three-year terms. Currently, the Board has eight members. Unless otherwise specified in the accompanying proxy, the shares voted pursuant thereto will be cast for Rebecca C. Matthias, Verna K. Gibson and Joseph A. Goldblum, for terms expiring at the Annual Meeting of Stockholders to be held following fiscal 2001 (the "2002 Annual Meeting"). If, for any reason, at the time of election, any of the nominees named should decline or be unable to accept his nomination or election, it is intended that such proxy will be voted for the election, in the nominee's place, of a substituted nominee, who would be recommended by the Board of Directors. The Board of Directors, however, has no reason to believe that any of the nominees will be unable to serve as a director.

     The following biographical information is furnished as to each nominee for election as a director and each of the current directors:

                NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS
             FOR A THREE-YEAR TERM EXPIRING AT 2002 ANNUAL MEETING

     Rebecca C. Matthias, 45, founded the Company in 1982 and has served as a director of the Company and its President since its inception. Since January 1993, Ms. Matthias has served as the Company's Chief Operating Officer. Prior to 1982, she was a construction engineer for the Gilbane Building Company. In 1992, she was chosen as "Regional Entrepreneur of the Year" by Inc. Magazine and Merrill Lynch. Ms. Matthias also serves as a member of the Board of Trustees of Drexel University.

     Verna K. Gibson, 56, became a director of the Company in May 1992. From 1985 to 1991, Ms. Gibson was President and Chief Executive Officer of the Limited Stores Division of Limited, Inc. From January 1991 to 1995 she was President of Outlook Consulting Int., Inc. From December 1994 to July 1996, Ms. Gibson was the Chairman of the Board of Petrie Retail, Inc. On October 12, 1995, Petrie Retail, Inc. filed a petition under Chapter 11 of the Bankruptcy Code. Ms. Gibson is currently a partner of Retail Options, Inc., a New York based retail consulting firm, which was formed in 1993. Ms. Gibson is a past director of the Cleveland Federal Reserve Board and serves on the Boards of Directors of Today's Man, Inc., Chicos Fas, Inc., The Caldor Corporation and the National Retail Federation.

     Joseph A. Goldblum, 49, has been a director of the Company since 1989. Mr. Goldblum has been President of G-II Equity Investors, Inc. a general partner of G-II Family Partnership L.P. since May 1989. He was also Of Counsel with the law firm of Goldblum & Hess from May 1989 to December 1996. From May 1985 to April 1989, Mr. Goldblum was Senior Vice President - Operations for McKesson Drug Corporation.

             MEMBER OF THE BOARD OF DIRECTORS CONTINUING IN OFFICE
                      TERM EXPIRING AT 2000 ANNUAL MEETING

     Walter F. Loeb, 73, became a director of the Company on June 5, 1995. Mr. Loeb is President of Loeb Associates Inc., a New York based retail consultancy company that has served a variety of domestic and international companies since its founding in February 1990. Mr. Loeb is also the publisher of "Loeb Retail Letter," a monthly analysis of the retail industry. From 1974 until the founding of his company, Mr. Loeb had been a senior retail analyst at Morgan Stanley & Co. Incorporated, and in 1984 became a principal of the same company. He also has held various positions with the May Company, Allied Stores and Macy's. He currently is a director of Gymboree Corporation, Wet Seal, Federal Realty Investment Trust and InterTAN, Inc.

     William A. Schwartz, Jr., 59, became a director of the Company on August 28, 1998. Mr. Schwartz is President and Chief Executive Officer of U.S. Vision, a retailer of optical products and services. From 1989 through 1995, Mr. Schwartz was the President and Chief Executive Officer of Royal Optical, a Texas based corporation. Mr. Schwartz currently is a director of U.S. Vision and Commerce Bank.

             MEMBERS OF THE BOARD OF DIRECTORS CONTINUING IN OFFICE
                      TERM EXPIRING AT 2001 ANNUAL MEETING

     Dan W. Matthias, 55, joined the Company on a full-time basis in 1982 and has served as Chairman of the Board since its inception. From 1983 to 1993 he served as the Company's Executive Vice President, and since January 1993, Mr. Matthias has been the Company's Chief Executive Officer. He had previously been involved in the computer and electronics industry, serving as a director of Zilog, Inc. and serving as the President of a division of a subsidiary of Exxon Corporation.

     William L. Rulon-Miller, 50, became a director of the Company in 1992. Mr. Rulon-Miller is currently Co-Director of Investment Banking of Janney Montgomery Scott Inc., an investment banking firm with which he has held several positions since 1979. Mr. Rulon-Miller is also a director of Intelligent Electronics, Inc., Metrologic Instruments, Inc., The JPM Company and Penn Janney Fund, Inc.

     Elam M. Hitchner, III, 52, became a director of the Company in January 1994. Mr. Hitchner has been engaged in the private practice of law since 1971. Since May 1992, Mr. Hitchner has been a partner of the law firm of Pepper Hamilton LLP, Philadelphia, Pennsylvania, which provides legal services to the Company. From April 1987 to May 1992, Mr. Hitchner was a partner of the law firm of Braemer Abelson & Hitchner, which also provided legal services to the Company. See "Certain Transactions."

     Other than the husband and wife relationship between Dan and Rebecca Matthias, there are no family relationships among any of the other directors of the Company.

                           COMMITTEES AND MEETINGS OF
                             THE BOARD OF DIRECTORS

     During the fiscal year ended September 30, 1998, the Board of Directors held seven meetings. Each director attended at least 75% of the aggregate of the total number of meetings of the Board of Directors and committees of the Board of Directors on which he or she served.

     During the fiscal year ended September 30, 1998 the Audit Committee, which currently consists of Mr. Loeb, Chairman, Mr. Hitchner and Mr. Rulon-Miller held five meetings. The function of the Audit Committee is to assist the Board of Directors in preserving the integrity of the financial information published by the Company through the review of financial and accounting control and policies, financial reporting requirements, alternative accounting principles that could be applied and the quality and effectiveness of the independent accountants.

     During the fiscal year ended September 30, 1998, the Compensation Committee, which consists of Mr. Goldblum, Chairman, Mr. Matthias and Ms. Gibson held two meetings. The Compensation Committee considers recommendations of the Company's management regarding compensation, bonuses and fringe benefits of the executive officers of the Company, and determines whether the recommendations of management are consistent with general policies, practices, and compensation scales established by the Board of Directors. A subcommittee (Ms. Gibson and Mr. Goldblum) of the Compensation Committee considers management's proposals regarding stock option grants and their consistency with policies established by the Board of Directors, and, in general, administers the Company's 1987 Stock Option Plan, as amended and restated (the "Restated Stock Option Plan").

     During the fiscal year ended September 30, 1998, the Nominating Committee, which consists of Ms. Matthias, Chairman, Mr. Goldblum and Mr. Hitchner, held one meeting. The Nominating Committee functions include establishing the criteria for selecting candidates for nomination to the Board of Directors; actively seeking candidates who meet those criteria; and making recommendations to the Board of Directors of nominees to fill vacancies on, or as additions to, the Board of Directors. The Nominating Committee will consider nominees for election to the Board of Directors that are recommended by stockholders provided that a complete description of the nominees' qualifications, experience and background, together with a statement signed by each nominee in which he or she consents to act as such, accompany the recommendations. Such recommendations should be submitted, in writing to the attention of the Chairman of the Board of Directors, and should not include self-nominations.

COMPENSATION OF DIRECTORS

     The Company pays each director, other than the Matthias' and Mr. Hitchner, a retainer of $3,000 per quarter. In addition, each director is paid $1,500 for each Board meeting, and $500 for each Committee meeting, attended by such director in person. Upon conclusion of each Annual Meeting of Stockholders, the Company grants each director other than the Matthias' options to purchase 2,000 shares of the Common Stock pursuant to the Company's 1994 Director Stock Option Plan.

  Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities (collectively, "Reporting Persons"), to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of the Common Stock and other equity securities of the Company. Reporting Persons are additionally required to furnish the Company with copies of all Section 16(a) forms they file.

     Donald W. Ochs, the Company's Senior Vice President - Operations, filed three Forms 4 late with respect to five transactions. One of the late Forms 4 was with respect to three transactions. The other two late Forms 4 were each with respect to one transaction. The following directors and executive officers of the Company filed Forms 5 late: Daniel W. Matthias, Rebecca C. Matthias, Verna K. Gibson, Joseph A. Goldblum, Elam M. Hitchner, III, Walter F. Loeb, William Rulon-Miller, Thomas Frank, Lynne M. Wieder, and Donald W. Ochs. Other than as specified, to the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations of Reporting Persons that no other reports were required with respect to fiscal 1998, all Section 16(a) filing requirements applicable to the Reporting Persons were complied with.

                             EXECUTIVE COMPENSATION

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors has furnished the following report on executive compensation:

GENERAL

     The Compensation Committee of the Board of Directors consists of Joseph A. Goldblum, Chairman, Dan W. Matthias(1), and Verna Gibson. Under the supervision of the Compensation Committee, the Company has developed and implemented compensation policies, plans and programs which seek to enhance the profitability of the Company, and thus stockholder value, by aligning the financial interests of the Company's senior management with those of its stockholders. Annual base salary and longer term incentive compensation provide an important incentive in attracting and retaining corporate officers and other key employees and motivating them to perform to the full extent of their abilities in the best long-term interests of the stockholders.

     The Company's executive compensation program consists of two key elements:
(1) an annual component, i.e., base salary and annual bonus and (2) a long-term component, i.e., stock options. Executive compensation levels are determined in connection with a review of compensation levels at comparable publicly held companies. The Compensation Committee has determined that a compensation package that contains long-term stock based incentives is appropriate for the Company's goals of sustainable growth and enhanced shareholder value.

     Based on this philosophy, a meaningful portion of the senior executives' annual bonus and stock options is designed to be linked to the increase of the Company's earnings per share ("EPS") over the prior fiscal year. This will lead to the creation of value for the Company's stockholders in both the short and long term. Under this pay-for-performance orientation:

     o executives are motivated to improve the overall performance and profitability of the Company; and

     o accountability is further encouraged through the adjustment of salaries and incentive awards on the basis of each executive's individual performance, potential and contribution.

     The policies with respect to each element of the compensation package, as well as the basis for determining the compensation of the Chief Executive Officer and President, Dan and Rebecca Matthias, respectively, are described below.

  1. Annual Component: Base Salary and Annual Bonus

     Base Salary: Base salary represents compensation for discharging job responsibilities and reflects the executive officer's performance over time. Peer salaries for comparable positions are used as reference points in setting salary opportunities for executive officers. The Company's overall goal is to approximate the median salaries paid by the peer group assuming comparability of such factors as position, responsibilities and tenure.

     Individual salary adjustments take into account the Company's salary increase guidelines for the year and individual performance contributions for the year, as well as sustained performance contributions over a number of years and significant changes in responsibilities, if any. The assessment of individual performance contributions is subjective and does not reflect the Company's performance.

     Annual Bonus: Annual bonuses are generally based on the Company's performance and management's performance against specified goals established by senior management and the Compensation Committee. The annual bonuses for the Chief Executive Officer and President are based on performance against their goals and the Company's EPS. The maximum cash bonus can be attained by increasing EPS by 35% over the prior fiscal year. Notwithstanding the foregoing, the Compensation

------------------
1. Dan Matthias, Chairman of the Board and Chief Executive Officer, abstains from voting on issues pertaining to his personal compensation and Rebecca Matthias' compensation.

Committee has the discretion to increase the annual bonus in any given year to take into account what it deems to be extraordinary events.

  2. Long Term Component: Stock Options

     To align stockholder and executive officer interests, the long-term component of the Company's executive compensation program uses grants whose value is related to the value of the Common Stock. Stock options are granted to reinforce the importance of improving stockholder value over the long-term, and to encourage and facilitate the executive's stock ownership. Under the Restated Stock Option Plan, options to purchase Common Stock are available for grant to directors, officers and other key employees of the Company. Stock options are granted at 100% of the fair market value of the Common Stock on the date of the grant to ensure that the executives can only be rewarded for appreciation in the price of the Common Stock when the Company's stockholders are similarly benefitted. Stock options are exercisable up to ten years from the date granted. The stock options generally vest over a five year period, although some stock options vest immediately. While all executives are eligible to receive stock options, participation in each annual grant, as well as the size of the grant each participating executive receives, is contingent on the increase in the EPS over the prior fiscal year. Notwithstanding the foregoing, the Compensation Committee has the discretion to increase the annual grant of options in any given year to take into account what it deems to be extraordinary events.

CHIEF EXECUTIVE OFFICER AND PRESIDENT COMPENSATION

     In fiscal 1998, the annual base salary for Dan W. Matthias, Chairman of the Board and Chief Executive Officer, and Rebecca C. Matthias, President and Chief Operating Officer, increased from $275,000 to $325,000. The fiscal 1998 base salary is comparable with the salaries of senior management of publicly-held companies of comparable size in the retail clothing industry.

     The Matthias compensation package as set forth in their respective employment agreements consists of two elements: (1) an annual component consisting of base salary and cash bonus and (2) a long term component consisting of stock options. It is the practice of the Committee to meet with senior management at the beginning of each fiscal year and agree upon priority goals for that year. Management's performance can then be measured against attainment of such goals. The goals for fiscal 1998 contained criteria such as meeting certain financial goals and further development of the senior management team.

     The revenue goal established by the committee for fiscal 1998 was achieved, but the large write-downs and operating losses associated with the closing of the Episode business made the attainment of many of the financial performance goals impossible. The Committee in its compensation recommendation to the Board, took into account that the Episode business constituted only approximately 15% of the Company's revenue, and that very positive results were achieved for the core maternity business. Specifically in the core maternity business: net revenues increased 18.8% over fiscal 1997; comparable store revenues increased 13.4% over fiscal 1997; asset management including inventory turnover significantly improved; and each store concept showed markedly improved financial performance. It was also significant that these results were achieved during a period that the Company was dealing with the turmoil associated with the closing of the Episode division (e.g. layoffs that reduced corporate overhead). Based on the very positive results achieved in the core maternity business and tempered by the negative effects of the Episode closure and operations on the Company's overall financial performance, the Committee used its discretion to override the formula contained in the Employment Agreements and recommended to the Board to grant each of the Matthiases an annual cash bonus of $85,000 and stock options to purchase 25,000 shares. The Board approved the Committee's recommendations at its meeting on July 23, 1998.

                                          THE COMPENSATION COMMITTEE

                                          Joseph A. Goldblum, Chairman
                                          Dan W. Matthias
                                          Verna Gibson

                           SUMMARY COMPENSATION TABLE

     The following table sets forth, for the fiscal years ended September 30, 1996, 1997 and 1998 certain compensation information with respect to the Company's Chief Executive Officer and the other Company officers named therein.

                                                                                    LONG-TERM COMPENSATION
                                                                            ---------------------------------------
                                           ANNUAL COMPENSATION                       AWARDS
                                -----------------------------------------   -------------------------

                                                                                           SECURITIES     PAYOUTS
                                                              OTHER          RESTRICTED    UNDERLYING   -----------
NAME AND PRINCIPAL                                            ANNUAL           STOCK        OPTIONS/       LTIP
  POSITION               YEAR   SALARY ($)   BONUS ($)   COMPENSATION ($)   AWARD(S) ($)    SARS (#)    PAYOUTS ($)
-----------------------  ----   ----------   ---------   ----------------   ------------   ----------   -----------
Dan W. Matthias          1998     325,000      85,000            --               --         25,000          --
  Chairman and Chief     1997     275,000      90,000            --               --         25,000          --
  Executive Officer      1996     220,350          --            --               --             --          --
Rebecca C. Mathias       1998     325,000      85,000            --               --         25,000          --
  President and Chief    1997     272,885      90,000            --               --         25,000          --
  Operating Officer      1996     217,885          --            --               --             --          --
Lynne M. Wieder          1998     240,192      40,000            --               --          7,000          --
  Senior Vice President  1997     208,129      60,000(1)         --               --         15,000(1)       --
  - Sales                1996     188,085          --            --               --             --          --
Thomas Frank             1998     218,479      40,000            --               --          7,000          --
  Vice President -       1997     177,856      50,000(1)         --               --         15,000(1)       --
  Finance and Chief      1996     158,646          --            --               --             --          --
  Financial Officer
Donald W. Ochs           1998     302,500      40,000            --               --          5,000          --
  Senior Vice President  1997     275,806      70,000(1)         --               --         17,000(1)       --
  - Operations           1996     256,799          --            --               --         20,000          --


NAME AND PRINCIPAL          ALL OTHER
  POSITION               COMPENSATION ($)
-----------------------  ----------------
Dan W. Matthias                  --
  Chairman and Chief             --
  Executive Officer              --
Rebecca C. Mathias               --
  President and Chief            --
  Operating Officer              --
Lynne M. Wieder                  --
  Senior Vice President          --
  - Sales                        --
Thomas Frank                     --
  Vice President -               --
  Finance and Chief              --
  Financial Officer
Donald W. Ochs                   --
  Senior Vice President          --
  - Operations                   --

------------------
(1) Includes annual bonus compensation and stock option grants for fiscal 1996 performance in the following amounts: Lynne M. Wieder - $20,000 bonus, options to purchase 8,000 shares; Thomas Frank - $20,000 bonus, options to purchase 8,000 shares; Donald W. Ochs - $40,000 bonus, options to purchase 12,000 shares.

STOCK OPTIONS GRANTED TO CERTAIN EXECUTIVE OFFICERS DURING LAST FISCAL YEAR

     Under the Restated Stock Option Plan, options to purchase Common Stock are available for grant to directors, officers and other key employees of the Company. Options are also available for grant to directors under the Company's 1994 Director Stock Option Plan. The following table sets forth certain information regarding options for the purchase of Common Stock that were awarded to the Company's Chief Executive Officer and the other named Company officers during fiscal 1998.

             OPTION GRANTS IN FISCAL YEAR ENDED SEPTEMBER 30, 1998

                                                                                   POTENTIAL REALIZABLE GAIN AT
                                         PERCENT OF                                   ASSUMED ANNUAL RATES OF
                           NUMBER OF    TOTAL OPTIONS                                STOCK PRICE APPRECIATION
                          SECURITIES     GRANTED TO                                      FOR OPTION TERMS
                          UNDERLYING      EMPLOYEES       EXERCISE                      COMPOUNDED ANNUALLY
                            OPTIONS        IN LAST        OR BASE      EXPIRATION  -----------------------------
         NAME             GRANTED (#)    FISCAL YEAR    PRICE ($/SH)      DATE          5%              10%
         ----             -----------   -------------   ------------   ----------       --              ---
Dan W. Matthias........     25,000(1)       13.6%         $ 9.125      1/15/2008     $209,640        $468,943
Rebecca C. Matthias....     25,000(1)       13.6%         $ 9.125      1/15/2008     $209,640        $468,943
Lynne M. Wieder........      7,000(2)        3.8%         $8.0625      10/31/2007    $ 66,137        $138,742
Thomas Frank...........      7,000(2)        3.8%         $8.0625      10/31/2007    $ 66,137        $138,742
Donald W. Ochs.........      5,000(2)        2.7%         $8.0625      10/31/2007    $ 47,241        $ 99,101

------------------
(1) Of this amount, options to purchase 25,000 shares were granted under the Restated Stock Option Plan. These options are immediately vested upon grant.

(2) These options became exercisable as to 20% of the shares on October 31, 1998 and will become exercisable as to an additional 20% of such shares on October 31 of each successive year, with full vesting occurring on October 31, 2002. These options were granted under the Restated Stock Option Plan and have a term of 10 years, subject to earlier termination in certain circumstances related to termination of employment.

                   AGGREGATED OPTION EXERCISES IN FISCAL YEAR
        ENDED SEPTEMBER 30, 1998 AND FISCAL YEAR 1998-END OPTION VALUES

     The following table sets forth certain information regarding options for the purchase of the Common Stock that were exercised and/or held by the Company's Chief Executive Officer and the other named Company officers therein:

                                                                    NUMBER OF
                                                                    SECURITIES            VALUE OF
                                                                    UNDERLYING          UNEXERCISED
                                                                   UNEXERCISED          IN-THE-MONEY
                                                                     OPTIONS              OPTIONS
                                                                    AT FY-END          AT FY-END ($)
                                           SHARES                 --------------   ----------------------
                                         ACQUIRED ON    VALUE     # EXERCISABLE/       $ EXERCISABLE/
         NAME                             EXERCISE     REALIZED   UNEXERCISABLE        UNEXERCISABLE
         ----                            -----------   --------   --------------   ----------------------
Dan W. Matthias........................         -            -       110,905/ -          40,625/ -
Rebecca C. Matthias....................         -            -       110,905/ -          40,625/ -
Lynne M. Wieder........................         -            -    24,589/25,411        63,347/25,012
Thomas Frank...........................         -            -    19,577/23,423       102,354 /24,424
Donald W. Ochs.........................         -            -    10,400/31,600         1,800/20,638

                           TEN-YEAR OPTION REPRICINGS

     The following table sets forth all option repricings undertaken by the Company within the last ten fiscal years with respect to options held by any current or former executive officer of the Company.

                                    NUMBER OF
                                    SECURITIES
                                    UNDERLYING  MARKET PRICE
                                     OPTIONS    OF STOCK AT   EXERCISE PRICE               LENGTH OF ORIGINAL
                                     REPRICED     TIME OF       AT TIME OF      NEW      OPTION TERM REMAINING
                                        OR      REPRICING OR   REPRICING OR   EXERCISE  AT DATE OF REPRICING OR
         NAME               DATE     AMENDED     AMENDMENT      AMENDMENT      PRICE           AMENDMENT
         ----               ----    ----------  ------------  --------------  --------  -----------------------
Donald W. Ochs            11/20/95    20,000       $13.50        $14.25         $13.50          9 years
  Senior Vice President
  - Operations.........
Robert E. Pollock           1/6/95    12,000       $10.25        $17.75         $10.25          9 years
  Vice President - Real
  Estate...............
Vana Longwell               1/6/95    18,000       $10.25        $12.875        $10.25          9 years
  Vice President -
  Merchandising........

STOCK PRICE PERFORMANCE GRAPH

     The graph below compares the Company's cumulative total stockholder return on the Common Stock for the period (September 30, 1993 to September 30, 1998) from the date the Company's Common Stock commenced trading on the Nasdaq National Market to September 30, 1998, with the cumulative total return of the Standard & Poor's 500 Stock Index and the Standard and Poor's Retail Stores Composite Index. The comparison assumes $100 was invested on March 15, 1993 in the Company's Common Stock and in each of the foregoing indices and assumes reinvestment of dividends.

                                   [GRAPHIC]

     In the printed version of the document, a line graph appears which depicts the following plot points:

            Label             A                    B                   C
-------------------------------------------------------------------------------
Label                 Mothers Work, Inc.     S&P 500 Index     Retail Composite
-------------------------------------------------------------------------------
  1        9/30/93          100                 100                100
-------------------------------------------------------------------------------
  2        9/30/94          110                 100.56              97.78
-------------------------------------------------------------------------------
  3        9/30/95          130                 127.02             104.03
------------------------------------------------------------------------------
  4        9/30/96          108                 149.38             122.1
-------------------------------------------------------------------------------
  5        9/30/97          106                 205.88             159.1
-------------------------------------------------------------------------------
  6        9/30/98           86                 221.04             194.61
-------------------------------------------------------------------------------

EMPLOYMENT AGREEMENTS

     The Company is a party to written employment agreements (the "Employment Agreements") with both Dan and Rebecca Matthias which expire on September 30, 2001, unless earlier terminated pursuant to the terms of the Employment Agreements. The term of each Employment Agreement automatically extends for successive one year periods extending the expiration date into the third year after the extension, unless either the Company or the executive gives written notice to the other party that the term will not so extend. Under the Employment Agreements, the Company has agreed to nominate the Matthias' as directors and to use its best efforts to cause them to be elected as directors. The base salary of each executive for fiscal 1999 is $350,000 per year, and the base salary will increase each year during the term in an amount determined by the Compensation Committee of the Board of Directors, but in any event no less than the rate of inflation. Following each year of the term, the executive will receive a bonus of between $0 and $200,000 and up to 60,000 immediately vested stock options with a fair market value exercise price, based upon a formula relating to the percentage increase, if any, of the EPS before extraordinary items for the fiscal year just ended, compared to the highest level of EPS before extraordinary items ever attained by the Company in any previous fiscal year. The Compensation Committee retains the discretion to increase the executives' bonuses and to grant additional options if such Committee deems it to be appropriate.

     The Employment Agreements provide that for one year following the termination of employment of either executive (other than for "good reason" or upon a "change of control" of the Company, as such terms are defined in the Employment Agreements) the executive shall not compete with the Company or solicit the Company's suppliers or employees. If the employment of either executive is terminated by the Company without cause or by the executive for good reason or following a change of control, (i) the executive is entitled to receive a lump sum severance payment equal to three years of base salary and the maximum amount of cash and option bonus compensation and fringe benefits which would have been paid or made available to the executive during the three years following such termination, (ii) all stock options held by the terminated executive will become immediately vested, and the executive may require the Company to repurchase all such stock options at a price equal to the excess of the closing price of the Common Stock over the exercise price of the options, and (iii) the executive is entitled to cause the Company to register all shares owned by the executive under the Securities Act of 1933, as amended, to the extent they are not then registered, and the executive may additionally include his or her shares in future registrations filed by the Company. In the event of a termination by the Company for cause or by the executive without good reason, the executive will not be entitled to any further base salary or bonus compensation, and all unvested options then held by the executive will be automatically canceled. In the event of a termination by the Company because of a disability, the executive shall continue to receive base salary and cash bonus and option compensation and fringe benefits during the three years following such termination, at 50% of the levels the executive would have received if the executive's employment had been terminated by the Company without cause, as described above, less any payments received by the executive under any long term disability or life insurance provided by the Company.

                         SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth information, as of December 11, 1998, except as otherwise noted, with respect to the beneficial ownership of shares of the Common Stock by each person who is known to the Company to be the beneficial owner of more than five percent of the outstanding Common Stock, by each director or nominee for director, by each of the officers named on the Summary Compensation Table, and by all directors and executive officers as a group. Unless otherwise indicated, each person has sole voting power and sole investment power.

                                                               AMOUNT AND NATURE OF      PERCENT
        NAME AND ADDRESS OF BENEFICIAL OWNER (a)               BENEFICIAL OWNERSHIP      OF CLASS
        ----------------------------------------               --------------------      --------
Dan W. and Rebecca C. Matthias...........................             769,220(b)           21.3%
Thomas Frank.............................................              19,989(c)              *
Verna K. Gibson..........................................              41,945(d)            1.2%
Joseph A. Goldblum.......................................             154,834(e)            4.3%
Elam M. Hitchner, III....................................              42,000(f)            1.2%
Walter F. Loeb...........................................              10,000(g)              *
Donald W. Ochs...........................................              22,800(h)              *
William L. Rulon-Miller..................................             164,186(i)            4.6%
William A. Schwartz, Jr..................................               2,000(j)              *
Lynne M. Wieder..........................................              31,201(k)              *
Dimensional Fund Advisors, Inc...........................             295,700(l)            8.2%
  1299 Ocean Avenue
  11th Floor
  Santa Monica, CA 90401
FMR Corp.................................................             314,100(m)            8.7%
  82 Devonshire Street
  Boston, MA 02109
Fleming Capital Management, Inc..........................             185,000               5.1%
  320 Park Avenue, 11th Floor
  New York, NY 10022
Foremark Investments, Ltd................................             217,365(n)            6.0%
  c/o Madeline Wong
  21 South End Avenue,
  Penthouse 1C
  New York, NY 10280
Massachusetts Financial..................................             202,000(o)            5.6%
  Services Company
  500 Boylston Street
  Boston, MA 02116
Meridian Venture Partners................................             374,645              10.4%
  259 Radnor-Chester Rd.
  Radnor, PA 19087
Oakmont Capital, Inc.....................................             259,000(p)            7.2%
  112 St. Clair Avenue West
  Suite 504
  Ontario, Canada M4V 2Y3
All directors and officers as a group (11 persons)                  1,258,175(q)           34.9%

------------------

*    Less than 1% of the outstanding Common Stock.
(a) Except as otherwise indicated, the address of each person named in the table is: c/o Mothers Work, Inc., 456 North Fifth Street, Philadelphia, Pennsylvania 19123.
(b) Includes 135,905 shares and 135,905 purchasable shares, respectively, upon exercise of stock options by Dan and Rebecca Matthias (or a total of 271,810 shares). Except for the shares purchasable upon exercise of stock options, Dan and Rebecca Matthias are husband and wife and beneficially own the shares indicated jointly.
(c)  Includes 14,309 shares purchasable upon the exercise of options.
(d) Includes 12,000 shares purchasable upon exercise of stock options (including 2,000 shares expected to be granted under the Company's 1994 Director Stock Option Plan upon completion of the 1999 Annual Meeting, subject to Ms. Gibson's re-election as a director).
(e) Includes 53,010 shares owned by G-II Family Partnership L.P. Mr. Goldblum is general partner of G-II Family Partnership L.P. and may be deemed to be a beneficial owner of such shares. Also includes 12,000 shares purchasable upon exercise of stock options (including 2,000 shares expected to be granted under the Company's 1994 Director Stock Option Plan upon completion of the 1999 Annual Meeting, subject to Mr. Goldblum's re-election as a director); 26,100 shares held as custodian or in trust for members of Mr. Goldblum's family; and 17,880 shares held by Mr. Goldblum as custodian for the benefit of three of the Matthias' children.
(f) Includes 12,000 shares purchasable upon exercise of stock options (including 2,000 shares expected to be granted under the Company's 1994 Director Stock Option Plan upon completion of the 1999 Annual Meeting).
(g) Includes 10,000 shares purchasable upon exercise of stock options (including 2,000 shares expected to be granted under the Company's 1994 Director Stock Option Plan upon completion of the 1999 Annual Meeting).
(h)  Includes 17,800 shares purchasable upon exercise of stock options.
(i) Includes 152,186 shares beneficially owned by Penn Janney Fund, Inc. Mr. Rulon-Miller is director of Penn Janney Fund, Inc. and may be deemed to be a beneficial owner of such shares. Also includes 12,000 shares purchasable upon exercise of stock options (including 2,000 shares expected to be granted under the Company's 1994 Director Stock Option Plan upon completion of the 1999 Annual Meeting).
(j) Includes 2,000 shares expected to be granted under the Company's 1994 Director Stock Option Plan upon completion of the 1999 Annual Meeting.
(k)  All shares purchasable upon exercise of stock options.
(l) Based on information provided by Dimensional Fund Advisors Inc. ("Dimensional") as of September 30, 1998, all of these shares are held in portfolios of DFA Investment Dimensions Group Inc., a registered open-end investment company (the "Fund"), or in series of The DFA Investment Trust Company, a Delaware business trust (the "Trust"), or the DFA Group Trust and the DFA Participating Group Trust, investment vehicles for qualified employee benefit plans, all of which Dimensional serves as investment manager. Dimensional disclaims beneficial ownership of all such shares. Dimensional has sole dispositive power over all such shares and sole voting power with respect to 192,800 of such shares. Persons who are officers of Dimensional are also officers of the Fund and the Trust, in their capacity as such, these persons vote 33,700 shares which are owned by the Fund and 69,200 shares which are owned by the Trust (both included in the 295,700 total).
(m) Based on information provided by FMR Corp. as of September 30, 1998, all of such shares are beneficially owned by Fidelity Management & Research Company ("Fidelity"), as investment advisor to VIP High Income Portfolio (the "Fund"), a registered investment company. FMR Corp., through its control of Fidelity and the Fund has the control to dispose of the shares, as does the Fund. FMR Corp. does not have voting power over these shares, which resides with the Board of Trustees of the Fund.
(n) Based on the Schedule 13G filed with the Securities and Exchange Commission on December 2, 1998, Foremark Investments Ltd. is the record owner of all of the shares; Madeline Wong is the owner of all of the voting and equity securities of Foremark. Such shares do not include 42,000 shares owned by John Charlton, the husband of Madeline Wong.

(o) Based on information provided by Massachusetts Financial Services Company ("MFS") as of November 30, 1998, these shares are held for investment purposes by MFS Emerging Growth Fund (a series of MFS Series Trust II) and other accounts for which MFS serves as investment adviser.
(p) Based on the Schedule 13D/A filed with the Securities and Exchange Commission on November 19, 1998, all of such shares may be deemed to be beneficially owned by Oakmont Capital Inc. ("Oakmont"). Oakmont is a part of a group (the "Group") which also includes E.J.K. Real Estate Services Limited, Inc. ("EJK") and 1272562 Ontario, Inc. ("1272562"), Gregory P. Hannon and Terence M. Kavanagh. Oakmont has sole voting power and sole dispositive power with respect to 173,800 of such shares. EJK and 127652 each own 50 percent of the voting stock of Oakmont and have shared voting power and shared dispositive power with respect to the shares owned by Oakmont. Mr. Kavanagh owns all of the capital stock in EJK, and Mr. Hannon owns all of the capital stock of 1272562. EJK, 1272562, Mr. Kavanagh, and Mr. Hannon also have sole voting power and sole dispositive power as to shares not directly owned by Oakmont.
(q) Includes the following number of shares owned by affiliates of the following directors, which may be deemed to be beneficially owned by the directors: Joseph A. Goldblum - 53,010 and William L. Rulon-Miller - 152,186 shares. Also includes the following number of shares purchasable upon the exercise of stock options owned (or which may be deemed to be owned) by the following persons: Verna K. Gibson - 12,000, Joseph A. Goldblum - 12,000, Elam M. Hitchner, III - 12,000, Walter F. Loeb - 10,000, Dan W. Matthias - 135,905 , Rebecca C. Matthias - 135,905 , William L. Rulon-Miller - 12,000, William A. Schwartz, Jr. - 2,000, Thomas Frank - 14,039 , Donald W. Ochs - 17,800 and Lynne M. Wieder - 31,201.

                              CERTAIN TRANSACTIONS

     Elam M. Hitchner, III is a partner of the law firm of Pepper Hamilton LLP which provides legal services to the Company.

                                RATIFICATION OF
                            APPOINTMENT OF AUDITORS
                                  (PROPOSAL 2)

     The Board of Directors has selected Arthur Andersen LLP ("Arthur Andersen"), independent public accountants, to audit the consolidated financial statements of the Company for the fiscal year ending September 30, 1999 and recommends that the stockholders ratify such selection. This appointment will be submitted to the stockholders for ratification at the Annual Meeting.

     The submission of the appointment of Arthur Andersen is not required by law or by the By-laws of the Company. The Board of Directors is nevertheless submitting it to the stockholders to ascertain their views. If the stockholders do not ratify the appointment, the selection of other independent public accountants will be considered by the Board of Directors. If Arthur Andersen shall decline to accept or become incapable of accepting its appointment, or if its appointment is otherwise discontinued, the Board of Directors will appoint other independent public accountants.

     A representative of Arthur Andersen is expected to be present at the Annual Meeting, will have the opportunity to make a statement, and will be available to respond to appropriate questions.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 2 TO RATIFY THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS INDEPENDENT AUDITORS FOR THE YEAR ENDING SEPTEMBER 30, 1999.

                                 OTHER BUSINESS

     Management knows of no other matters that will be presented at the Annual Meeting. However, if any other matter properly comes before the meeting, or any adjournment or postponement thereof, it is intended that proxies in the accompanying form will be voted in accordance with the judgment of the persons named therein.

                                 ANNUAL REPORT

     A copy of the Company's Annual Report to Stockholders for the fiscal year ended September 30, 1998 accompanies this Proxy Statement.

                             STOCKHOLDER PROPOSALS

     Any proposal intended to be presented by a stockholder for action at the 2000 Annual Meeting must, in addition to meeting the stockholder eligibility and other requirements of the Securities and Exchange Commission's rules governing such proposals, be received not later than August 8, 1999 by the Vice President
- Finance and Chief Financial Officer of the Company at the Company's principal executive offices, 456 North Fifth Street, Philadelphia, Pennsylvania 19123, to be eligible for inclusion in the Company's proxy materials for that meeting. In addition, the execution of a proxy solicited by the Company in connection with the 2000 Annual Meeting of Stockholders shall confer on the designated proxyholder discretionary voting authority to vote on any shareholder proposal which is not included in the Company's proxy materials for such meeting and for which the Company has received notice later than October 3, 1999 at the above listed address of its principal executive offices.

                         ------------------------------

     THE COMPANY WILL PROVIDE TO EACH PERSON SOLICITED, WITHOUT CHARGE EXCEPT FOR EXHIBITS, UPON REQUEST IN WRITING, A COPY OF ITS ANNUAL REPORT ON FORM 10-K, INCLUDING THE FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULES, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 1998. REQUESTS SHOULD BE DIRECTED TO THOMAS FRANK, VICE PRESIDENT - FINANCE AND CHIEF FINANCIAL OFFICER, MOTHERS WORK, INC., 456 NORTH FIFTH STREET, PHILADELPHIA, PENNSYLVANIA 19123.

                                          By Order of the Board of Directors

                                          /s/ Dan W. Matthias
                                              ------------------------------
                                              Dan W. Matthias
                                              Chairman of the Board and
                                              Chief Executive Officer

Date: December 18, 1998
Philadelphia, Pennsylvania

                               MOTHERS WORK, INC.
              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned, revoking all previous proxies, hereby appoints Dan W. Matthias and Rebecca C. Matthias, and each of them acting individually, as the attorney and proxy of the undersigned, with full power of substitution, to vote, as indicated below and in their discretion upon such other matters as may properly come before the meeting, all shares which the undersigned would be entitled to vote at the Annual Meeting of the Stockholders of the Company to be held on January 22, 1999, and at any adjournment or postponement thereof.

    1. Election of Directors:

    / / FOR the nominees listed below  / / WITHHOLD AUTHORITY
                                           to vote for the nominees listed below

Nominees: For a three-year term expiring at the 2002 Annual Meeting: Rebecca C.
          Matthias, Verna K. Gibson and Joseph A. Goldblum.

    (INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY NOMINEE(S), WRITE THE NAME(S) OF SUCH NOMINEE(S) ON THE LINE BELOW.)

--------------------------------------------------------------------------------

    2. Ratification of appointment of Arthur Andersen LLP as independent auditors for the Company for the fiscal year ending September 30, 1999:

                        / / FOR    / / AGAINST    / / ABSTAIN

  PLEASE DATE AND SIGN YOUR PROXY ON THE REVERSE SIDE AND RETURN IT PROMPTLY.

    THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. UNLESS OTHERWISE SPECIFIED, THE SHARES WILL BE VOTED "FOR" THE ELECTION OF THE NOMINEES FOR DIRECTOR LISTED ON THE REVERSE SIDE HEREOF, "FOR" RATIFICATION OF APPOINTMENT OF ARTHUR ANDERSEN LLP AS THE COMPANY'S INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING SEPTEMBER 30, 1999 AND "FOR" APPROVAL OF THE AMENDED AND RESTATED STOCK OPTION PLAN. THIS PROXY ALSO DELEGATES DISCRETIONARY AUTHORITY WITH RESPECT TO ANY OTHER BUSINESS WHICH MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

    THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE NOTICE OF ANNUAL MEETING AND PROXY STATEMENT.

                                                ________________________________
                                                    Signature of Stockholder

                                                ________________________________
                                                    Signature of Stockholder

                                                Dated: ________________________

                                                NOTE: PLEASE SIGN THIS PROXY
                                                EXACTLY AS NAME(S) APPEAR ON
                                                YOUR STOCK CERTIFICATE. WHEN
                                                SIGNING AS ATTORNEY-IN-FACT,
                                                EXECUTOR, ADMINISTRATOR, TRUSTEE
                                                OR GUARDIAN, PLEASE ADD YOUR
                                                TITLE AS SUCH, AND IF SIGNER IS
                                                A CORPORATION, PLEASE SIGN WITH
                                                FULL CORPORATE NAME BY A DULY
                                                AUTHORIZED OFFICER OR OFFICERS
                                                AND AFFIX THE CORPORATE SEAL.
                                                WHERE STOCK IS ISSUED IN THE
                                                NAME OF TWO (2) OR MORE PERSONS,
                                                ALL SUCH PERSONS SHOULD SIGN.